Employment Termination Notice and Nonsolicitation Policy for U.S. Employees (“Garden Leave”)

Citi1 operates critically important businesses, operations and functions largely dependent on the skill sets of senior executives and officers. To minimize the disruption to those businesses, operations and functions when senior executives and officers resign, Citi requires them to give meaningful advance notice of their resignations. Therefore, the policy below sets forth Citi’s expectations regarding covered employees’ termination notice and post- employment obligations. It applies to Citi employees in accordance with local law.2

This Policy supersedes any prior policies or practices regarding employment termination notice that may have applied to you during your Citi employment.
Policy Overview
Covered Employees (as defined below) must provide advance notice of either 30, 50, 75 or 180 days, as designated below (“Early Termination Notice Period”), of the resignation of their employment. In return, Citi will provide Covered Employees with reciprocal notice of the involuntary termination of their employment for reasons other than for Cause (as defined below). This notice runs concurrently with any other notice period an employee may be eligible to receive under any Citi policy, plan or under applicable law.
In addition, during their employment, inclusive of the Early Termination Notice Period, and for a one-year period following the termination of their employment for any reason, Covered Employees must in no way solicit or facilitate the solicitation of Citi’s clients or its employees.
    Policy Detail
Covered Employees
U.S. Employees in the positions noted below (“Covered Positions”) are covered by this Policy (“Covered Employee”):
Position-Based Coverage

Position	Detail	Required Notice
Executive Management Team	All officers reporting directly to CEO	180 Calendar Days
Business/Function Heads	Individuals identified by the responsible SHRO as either a Business or Function Head	75 Calendar Days
Direct Reports to individuals reporting to CEO (who do not fall into any of the categories above), Business/Function	Individuals, excluding administrative, who report to individuals reporting directly to the CEO or a covered Business/Function Head	50 Calendar Days

1    As used herein, Citi refers to Citigroup Inc., its subsidiaries and their affiliates.
2    This Policy is not intended to shorten any longer notice period that you or Citi may be required to give to each other pursuant to contract or applicable local law, rule or regulation (“Independent Legal Obligation”) nor is it intended to limit or reduce any other obligation which you or Citi may owe to each other pursuant to an Independent Legal Obligation i.e., to the extent a conflict exists between this Policy and an Independent Legal Obligation, this Policy is intended to potentially supplement but not to diminish, any such obligation. If, as a consequence, any component of this Policy is either unenforceable or inapplicable for whatever reason, then, in such instance, this Policy shall not apply in its entirety.

Updates to coverage effective September 1, 2023

Business-Based Coverage by Corporate Title

Business	Managing Director (75 Days)	Director (50 Days)	Senior Vice President (30 days)	Vice President (30 days)
Global Functions (excluding Global Risk Management)	X
Global Risk Management	X	X	X	X
Enterprise Infrastructure Operations and Technology	X	X
Legacy Franchise	X
U.S. Personal Banking & Wealth Management including PBWM O&T
Personal Banking	X
Wealth Management*	X	x
Institutional Clients Group
ICG (excluding Operations and Technology)	X	X	X	x
ICG Operations and ICG Technology	X	X
*Wealth Management employees who hold the title of Senior Wealth Advisor or equivalent are not subject to Garden Leave.
In its sole discretion, Citi may identify other jobs as a Covered Position, or change the designation of a Covered Position, based on business needs. Jobs which are not defined as a Covered Position herein but are later designated as a Covered Position will be subject to an Early Termination Notice Period based on their corporate title (30 days for Vice Presidents or Senior Vice Presidents, 50 days for Directors, 75 days for Managing Directors, or 180 days for Executive Management Team). Approval to designate or remove a job as a Covered Position must be obtained from the Business Function Head and Senior Human Resources Officer.
Where an employee may be considered a covered person according to multiple criteria based on their title, position and/or business, the longest notice period will apply to such employee. Covered Employees who are assigned outside the U.S. and designated as “Expatriates” on Citi’s books and records shall continue to be Covered Employees during such assignment for all purposes of this Policy.

If Employee Decides to Leave
If a Covered Employee resigns, or otherwise terminates their employment relationship with Citi, they must provide their manager with prior written or verbal notice of their termination date in compliance with this Policy. Verbal notices must be documented by the Manager or Human Resources representative and include the date notice was provided.
Citi may, in its sole discretion, waive all or any part of a Covered Employee’s applicable notice requirement and consider their resignation effective on any such earlier date as determined by it.
Citi may, in its sole discretion, remove a Covered Employee from any assigned duties; assign them to other duties; or require they refrain from performing any job duties or reporting to work, during all or any part of the applicable Early Termination Notice Period.
During the applicable Early Termination Notice Period, or any lesser period as determined by Citi, the Covered Employee will continue to be paid their then current base salary and remain benefits-eligible.
If Citi Asks Employee to Leave
If Citi asks a Covered Employee to leave, it will not terminate their employment, except for Cause, without giving prior notice consistent with this Policy; provided, however, that Citi may, in its sole discretion, elect to provide a Covered Employee with pay in lieu of notice for all or part of the applicable Early Termination Notice Period.
For purposes of this Policy, Citi shall have “Cause” to terminate employment if:

Updates to coverage effective September 1, 2023

(i)the employee engages in excessive risk taking in contravention of standards established or revised by the business head, Risk Management and/or senior management, or the employee fails to comply with any balance sheet or working or regulatory capital guidance provided by the business head or function head;
(ii)the employee is subject to an action taken by a regulatory body or a self-regulatory organization (“SRO”) as a result of any act or omission which substantially impairs the employee from performing their duties;
(iii)the employee engages in misconduct or gross misconduct in connection with their employment including a breach of Citi’s compliance and control policies;
(iv)the employee breaches Citi’s non-compliance-related policies or rules including with respect to expense management and human resources;
(v)the employee is dishonest in connection with any aspect of their employment and responsibilities;
(vi)the employee breaches their fiduciary duty of loyalty to Citi;
(vii)the employee violates a federal or state securities or banking law, rule or regulation or the employee violates the constitution, by-laws, rules or regulations of a regulatory authority or SRO;
(viii)the employee fails to remain licensed to perform their duties;
(ix)the employee fails to devote all professional time to their assigned duties and to the business of Citi (except as may be expressly permitted or authorized under Citigroup’s Outside Directorships and Business Interests policy or any policy regarding outside activities applicable to the employee’s business or function);
(x)the employee is convicted of a felony or a crime of breach of trust, money laundering or dishonesty or the employee participates in a pre-trial diversion program after being charged or indicted for a felony or such crime;
(xi)the employee fails to perform assigned duties or is deemed deficient in the performance of such duties;
(xii)the employee made a factual representation or omission in the furtherance of hiring or retention which proves to have been incorrect in any material respect when made;
(xiii)the employee’s actions subject Citi, by virtue of their affiliation with Citi, to negative or adverse publicity; or
(xiv)any other conduct that Citi deems to be misconduct.
This Policy does not alter the employment “at-will” relationship between the Covered Employee and Citi. Both the Covered Employee and Citi retain the right to terminate the employment relationship at any time (subject to the notice periods described herein) for any reason not otherwise prohibited by law.

If Employee Transfers to Non-Covered Job
An employee will be designated as a Covered Employee for so long as they hold a Covered Position. If a Covered Employee’s job is no longer designated a Covered Position, or a Covered Employee transfers into a job that is not a Covered Position, the employee and Citi will be released from any obligations under this Policy 75 days following the effective date of the transfer or change in designation.
However, all other termination-related employment policies, including any non-solicitation obligation, detailed in the applicable Employee Handbook or a Covered Employee’s offer letter or employment agreement will continue to apply.
Nonsolicitation Obligations
During their employment (inclusive of the applicable Early Termination Notice Period) and for the one-year following termination of employment from Citi for any reason, Covered Employees may not, to the extent permitted by law (1) directly or indirectly solicit any Citi employee to leave the employment of Citi for the purpose of employment outside of Citi, regardless of whether the solicitation for employment originates from the Citi employee, or (2) directly or indirectly, induce or attempt to induce or otherwise counsel, advise, encourage or solicit, including through the use of social media, any client of Citi whom they serviced or with whom they had substantial contact during their employment to terminate its relationship with Citi or to transfer assets away from or otherwise reduce its business with Citi. This obligation is in addition to any other post-employment restrictions that a Covered Employee may owe to Citi.

Consequences of Breach

Updates to coverage effective September 1, 2023

If a Covered Employee fails to give the Early Termination Notice required under this Policy and/or violates their nonsolicitation obligations during the Early Termination Notice Period or the one-year period thereafter, Citi may seek an order or injunction from a court or arbitration panel to stop the violation, shall be entitled to recover the current cash and deferred portion of any Discretionary Incentive and Retention Awards that would not have been payable if notice had been timely provided in accordance with this Policy as in effect at the time of such failure, and may seek other permissible remedies including damages it actually suffered as a result of the breach or breaches, such as additional compensation paid to replace or retain wrongfully solicited employees.

Notice Obligations and Employee Awards
Covered Employees are not eligible for Discretionary Incentive and Retention Awards once they give notice under this Policy, even if they worked all or a portion of the year for which the Award would have otherwise been granted.
4
Updates to coverage effective September 1, 2023